Exhibit 10.18

Amendment No. 5 to that certain Convertible Note dated as of July 29, 2004 in the principal sum of $100,000, as amended (“Note”).

For good and valuable consideration, the parties to the Note hereby amend the Note to extend the First Maturity Date and the Final Maturity Date from January 1, 2012 to January 1, 2014 so that the entire Principal Sum is due and payable on January 1, 2014.

Except as set forth above, the Note is hereby ratified and confirmed in all respects.

Dated February 15, 2012 and effective as of December 31, 2011.

Colonial Commercial Corp.

By:	/s/ William Salek	/s/ William Pagano
Name:	William Salek, Chief Financial Officer	William Pagano